Exhibit 10.2

EXCLUSIVE AGREEMENT FOR LICENSE AND TRANSFER OF IP

THIS AGREEMENT is made and entered into as of the date last entered below and upon the payment of $250,000 to Guided Therapeutics, Inc. ("GT") (as set forth below), which payment must be made to GT no later than January 30, 2011 and $20,000 to GT for previous services provided, which payment must be made to GT by no later than August 15, 2010 ("the Effective Date"), by and between Mark L. Faupel, Ph.D., an individual  having an address of 160 Foalgarth Way, Alpharetta, Georgia 30022 ("DR. FAUPEL") and Biofield Corp., a Delaware corporation, having an office at 175 Strafford Avenue, Wayne, PA 19087 ("BZEC").

WHEREAS BZEC includes its successors and assigns.

WHEREAS, DR. FAUPEL owns the exclusive rights in and to technology relating to electrical methods, apparatuses, and devices for the in vivo and in vitro screening and diagnosis of disease states, including the technology described in more detail below,

AND WHEREAS, BZEC desires to obtain the exclusive rights to utilize the technology described herein and eventual ownership of same,

NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions

As used herein:

1.1 "Licensed Technology" means any technology pertaining to the utilization of electrical, electropotential, electrical or impedance measurements for the noninvasive screening, detection, or diagnosis of disease states in an organism, including but not limited to:

(a) The patent application which describes the invention of utilizing extremely low frequency electromagnetic fields for the screening and diagnosis of disease states in an organism, and

(b) All divisionals, continuations, reissues, extensions, and foreign counterparts of the Licensed Intellectual Property.

1.2 "Licensed Territory" means the entire world.

1.3 "Licensed Method" means any method which is claimed in a patent application.

1.4 "Licensed Product(s)" means any product, including devices and disposable components of the device system, which are claimed in a patent application.

1.5 "Agreement" means this Agreement including all Exhibits
attached to this Agreement together with any written amendments of any of the foregoing.

2.  Grant of License

2.1  License.  Subject to the exceptions of paragraph 9.2, DR. FAUPEL hereby grants to BZEC the exclusive right and license to use and exploit the Licensed Technology to make, have made, use, market, lease, and sell Licensed Products and to practice Licensed Methods in the Licensed Territory during the term of this Agreement unless sooner terminated as provided in this Agreement.

2.2  Developmental Information.  Upon execution of this Agreement, DR. FAUPEL shall provide BZEC with the Licensed Technology and all information relating to the development of the Licensed Technology, including but not limited to blueprints, working drawings, and data and information relating to manufacture of Licensed Products.

3.  BZEC ownership of the Technology

3.1  Upon the complete payment by BZEC of monies agreed to be paid to DR. FAUPEL under this Agreement, DR. FAUPEL shall forthwith take all steps necessary to transfer and assign title of the Licensed Technology and all information relating to the development of the Licensed Technology, including but not limited to blueprints, working drawings, and data and information relating to manufacture of Licensed Products to BZEC.

4.  Payment

4.1  Timing of Payments.  Within one (1) year of the Effective Date of this Agreement, viz., July 30, 2011, BZEC shall pay to DR. FAUPEL the sum of $180,000.  On or before July 30, 2012, BZEC shall pay to DR. FAUPEL the sum of $180,000.  On or before July 30, 2013, BZEC shall pay to DR. FAUPEL the sum of $240,000.  On or before July 30, 2014, BZEC shall pay to DR. FAUPEL the sum of 2,000,000.  On or before July 30, 2015, BZEC shall pay to DR. FAUPEL the sum of $2,400,000.  The foregoing totals $5,000,000 and is the full amount to be paid to DR. FAUPEL under this Agreement.  These monies may be paid in advance of the aforesaid schedule.  All sums are in U.S. Dollars.  At the conclusion of these payments, DR. FAUPEL shall immediately comply with paragraph 3.1, above.

4.2  Manufacture of Devices by Guided Therapeutics, Inc.  The parties  hereto agree that Guided Therapeutics, Inc. shall re-engineer and  manufacture 100 BDS devices (a product which may be used for the non-invasive  detection of breast cancer).  That Agreement will be separate from this Agreement, and will be incorporated herein as Exhibit "A."

4.3  Violations of Agreement.  For the purpose of clarification, the following contingencies represent a material breach in payment by BZEC to DR. FAUPEL or GT, in the event of which, all rights to the Licensed Technology, as defined above in Section 1, both exclusive and nonexclusive, remain the exclusive property of DR. FAUPEL.

a)  Failure by BZEC to pay GT $20,000 by July 30, 2010 for GT's past services to BZEC;

b)  Failure by BZEC to pay GT $250,000 by January 30, 2011 for GT's planned work in developing the Licensed Technology as described in the Agreement betweeen BZEC and GT, of even date herewith and attached hereto as Exhibit "A;"

c)  Failure by BZEC to pay GT monies due for completion of GT's planned work in developing the Licensed Technology as described in the Agreement betweeen BZEC and GT, of even date herewith and attached hereto as Exhibit "A;" and

d)  Failure by BZEC to pay DR. FAUPEL according to the schedule set forth in Section 4.1 of this Agreement.

5.  Improvements in Licensed Technology

5.1  Notification of Improvements.  DR. FAUPEL shall promptly inform BZEC of any improvements to the Licensed Technology developed or acquired by DR. FAUPEL during the term of this Agreement.

6.  Patent Maintenance

6.1  Responsibility.  BZEC shall be responsible for the payment of all fees, costs and expenses paid or incurred connected with filing patent applications, research of prior art, legal opinions, maintenance fees or annuities to maintain the Licensed Intellectual Property licensed to BZEC during the term of this Agreement.  DR. FAUPEL shall cooperate as reasonably requested by BZEC in any such filings and prosecutions; such cooperation to include executing or supplying without additional compensation all papers and other instruments, information, or testimony deemed appropriate by BZEC for such filings and prosecutions.

6.2  Notification.  BZEC shall, within fourteen (14) days of the event, advise DR. FAUPEL of the filing of any patent application under paragraph 6.1 and, as appropriate, advise DR. FAUPEL of the prosecution of such application and maintenance of any patent issuing thereon.

6.3  Inventions Made by BZEC.  Inventions made by BZEC relating to the subject matter of the Licensed Technology, and any patents based thereon, shall belong to BZEC.

                      7.  Patent Infringement

7.1  Notice of Infringement.  BZEC and DR. FAUPEL shall take all reasonable steps to protect the Licensed Patents in all parts of the Licensed Territory, and each of them shall give prompt notice to the other of any infringement or threatened or suspected infringement thereof that shall at any time come to his or its knowledge together with such detailed information as shall from time to time be available to him or it relating to such infringement or threatened or suspected infringement.

7.2  Defense.  In the event that a declaratory judgment action, cancellation, opposition or similar proceeding alleging invalidity, unenforceability, or infringement of any of the Licensed Patents shall be brought by a third party against DR. FAUPEL involving the Licensed Patents, BZEC shall assume the responsibility of defending or settling such action or proceeding.

7.3  Infringement Suits.  BZEC shall be responsible for Patents, if it is of the opinion that such infringement will instituting legal action against infringers of the Licensed seriously affect its business.  The decision to institute or settle legal action will be solely that of BZEC.  If DR. FAUPEL disagrees with BZEC's decision not to institute legal action against infringers, DR. FAUPEL shall have the option to institute legal action for patent infringement at his own expense and the right to retain all damages (including attorneys' fees) obtained as a result of such legal action.  If BZEC chooses to institute legal action against infringers, it shall be entitled to deduct its costs relating to each such legal action from any damages (including attorneys' fees) obtained as a result of the action.  Should any moneys then remain of the damages, BZEC shall retain seventy-five (75) percent of such remaining monies and shall pay to DR. FAUPEL the other twenty-five (25) percent of such remaining moneys.

7.4  Cooperation.  In any suit either party may commence or defend against a third party pursuant to its rights under this Agreement in order to enforce or defend the validity or enforceability of the Licensed Patents, the other party shall, at the request and expense of the party initiating or defending such suit, cooperate in all respects and, to the extent possible, have its or his employees testify when requested and make available relevant records, papers, information, samples, specimens ,and the like.

8.  Confidentiality

8.1  Agreement Terms.

(a) During the term of this Agreement and for five (5) years thereafter, BZEC shall not divulge to any third party (excluding its employees, counsel, affiliates, and sublicensees) any written information provided by DR. FAUPEL pursuant to paragraph 2.2 and prominently marked "CONFIDENTIAL" when so provided; provided, however, that BZEC shall not be obligated to maintain as confidential any information now or hereafter in the public domain through no fault of BZEC, any information ordered to be divulged by a court of competent jurisdiction.  However, in the event that BZEC completes its monetary obligations under this Agreement to DR. FAUPEL, then this paragraph shall be of no effect.

(b) During the term or this Agreement and for five (5) years thereafter, DR. FAUPEL shall not divulge to any third party any written information provided by BZEC and prominently marked "CONFIDENTIAL" when so provided; provided, however, that DR. FAUPEL shall not be obligated to maintain as confidential any information now or hereafter in the public domain through no fault of DR. FAUPEL or any information ordered to be divulged by a court of competent jurisdiction, except that if BZEC shall default on this Agreement, then this paragraph shall be of no effect.

9.  Term and Termination

9.1  Duration.  This Agreement shall commence upon the Effective Date.  The term of this Agreement is five (5) years, unless BZEC accelerates all payments to be paid to DR. FAUPEL as provided in  paragraph 4, at which time DR. FAUPEL shall transfer and assign title of the Licensed Technology and all information relating to the development of the Licensed Technology, including but not limited to blueprints, working drawings, and data and information relating to manufacture of Licensed Products to BZEC as per paragraph 3.1.  However, this Agreement may be terminated sooner by DR. FAUPEL as otherwise provided immediately below.

9.2  Termination of Exclusivity or Agreement.  If BZEC defaults in any payment to DR.FAUPEL required by this Agreement and remains in default for ten (10) business days after notice of default from DR. FAUPEL, DR. FAUPEL may void this Agreement by sending written Notice in accordance with paragraph 11.4.

9.3  Termination by BZEC.  BZEC may terminate this Agreement at any time by giving DR. FAUPEL thirty (30) days prior written notice of BZEC's election to terminate.

9.4  Events Following Termination.  If this Agreement is terminated by DR. FAUPEL under paragraph 9.2 or by BZEC under paragraph 9.3, then,

(a)  All rights and obligations in relation to the Licensed Technology and improvements thereto shall remain with DR. FAUPEL and may be exploited by him as his unencumbered beneficially owned property and BZEC shall have no rights whatsoever to the Licensed Technology.

(b)  If BZEC terminates this Agreement, then BZEC shall have no rights whatsoever to the Licensed Technology.  BZEC will be under no further obligation to make any payments to DR. FAUPEL in accordance with Section 4, but DR. FAUPEL may retain any monies paid to him under that Section.

(c)  The termination of this Agreement shall not affect any right of action which may have accrued to either party in respect of any breach prior to the date of such termination.

10.0  Warranties

10.1  DR. FAUPEL's Warranties.  DR. FAUPEL hereby makes the following representations and warranties to BZEC, which representations and warranties are true and correct on the Effective Date:

(a)  Except as expressly set forth to the contrary in paragraph 10.2 of this Agreement, DR. FAUPEL is the sole inventor of the Intellectual Property covered by this Agreement;

(b)  DR. FAUPEL has the right to grant and license and to sell the Intellectual Property covered by this Agreement and he has executed no agreement in conflict herewith;

(c)  DR. FAUPEL has not filed, caused to be filed, or participated in filing any applications for patent, nor has he obtained in his name, or caused to be obtained in the name of another, any patent based on or covering the Licensed Technology;

(d)  There are no claims (relating to patent infringement or any other matters), actions, suits, agreements, proceedings, arbitrations, or investigations existing or pending or, to the best of DR. FAUPEL's knowledge, threatened against DR. FAUPEL or others which if adversely determined would adversely affect the Licensed Technology (or the patentability thereof) or DR. FAUPEL's ability to enter into or carry out this Agreement or license the Licensed Technology.

10.2  Licensed Patents Subject to Other Agreement.  Inventions which are subject to DR. FAUPEL's previous employment agreement with BZEC are not the property of DR. FAUPEL and are not included in the Licensed Technology.  BZEC represents that the "new" Licensed Technology to be developed under this Agreement by DR. Faupel is not subject in any way to DR. Faupel's previous employment Agreement with BZEC.

10.3  Cooperation.

DR. FAUPEL agrees to extend reasonable efforts to answer inquiries from any funder of BZEC or its representatives, counsel or consultant regarding the provisional and final patent applications which DR. FAUPEL shall prepare for BZEC in accordance with this Agreement.

DR. FAUPEL agrees to extend reasonable efforts to answer inquiries from any major customer of BZEC or its representatives, counsel or consultant regarding the operation of the BDS device.

11.  Miscellaneous and General

11.1  Patent Marking,  BZEC agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers.  All Licensed Products shipped to or sold in other countries shall be to the extent practical marked in such manner as to conform with the patent laws and practice of the country of sale.

11.2  Interpretation.  The parties are equally responsible for the preparation of this Agreement, and in any legal proceeding the terms hereof shall not be more strictly construed against one party than the other.

11.3  Resolution of Disputes.  In the event the parties have a dispute or claim of any kind arising under this Agreement that they are unable to resolve through direct communications, such dispute shall be resolved through arbitration pursuant to the rules of the American Arbitration Association; provided, however, that (1) the Federal Rules of Evidence shall apply during any such arbitration, (2) any discovery permitted during such arbitration shall be completed within ninety (90) days of commencement of such arbitration, and (3) such arbitration shall be held in Atlanta, GA if either party asserts a claim against the other.

11.4  Notices.  All notices, statements and reports required or contemplated herein by one party to the other shall be in writing and shall be deemed to have been given upon delivery in person or upon the expiration of seven (7) days after deposit in a lawful mail depository, registered or certified mail postage prepaid, and addressed as follows:

If to BZEC:

Biofield Corp.
Suite One
175 Strafford Avenue
Wayne, PA 19087
ATTN: Mark S. Pearlstein, Esquire
Facsimile: 610-687-7757
E-mail: mspearls@att.net

If to DR. FAUPEL:

Mark I. Faupel, Ph.D.
160 Foalgartli Way
Alpharetta, GA 30022
Facsimile: 770-141-1917
Email: mfaupel@comcast.net

Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above.  Any notice herein required or permitted to be given may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the party giving such notice obtains acknowledgement by telex, facsimile or cable that such notice has been received by the party to he notified.  Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.

11.6  Assignments and Inurement.  Except to the extent otherwise herein provided, neither party shall grant, transfer, convey, sublicense or otherwise assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, except in connection with the reorganization or sale of substantially all of the assets of the party's business or as otherwise explicitly permitted in this Agreement, and any attempt to do so shall be of no effect.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

11.7  Filing of Contract Rights.  BZEC may file any and all appropriate documents, with the United States Patent and Trademark Office, and any other country's patent office, as relevant, at its sole expense, to give notice of its exclusive right to purchase the IP under this Agreement.  Copies of all such filings shall be timely provided to DR. FAUPEL.  However, no such filing may be made until after GT has received the $250,000 and $20,000 payments and DR. FAUPEL has received his initial $180,000 payment.  Further, in the event that this Agreement or the GT Agreement are breached by BZEC, DR. FAUPEL has the right, without more, to withdraw/nullify the aforesaid filings.

11.8  Entire agreement.  This Agreement constitutes the entire Agreement between DR. FAUPEL and BZEC with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

11.9  Headings.  The section and paragraph headings are for convenience and are not a part of this Agreement.

11.10  Severability.  All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect.  To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of this illegal, invalid or unenforceable provision.  In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and rights granted herein shall terminate.

11.11  Choice of Law.  This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of the State of Georgia, United States of America; provided that all questions concerning the construction or effect of Licensed Patents shall be decided in accordance with the laws of the country in  which the particular patent application concerned has been filed or granted, as the case may be.

11.12  Indemnification.  BZEC shall indemnify, hold harmless and defend (including paying reasonable attorneys' fees) DR. FAUPEL from and against any and all losses, including but not limited to, injury to persons, property, and the environment, caused by the Licensed Products or arising out of the manufacture, use, sale, promotion, or possession of the Licensed Products or any intermediate activity thereof or by the performance of any activities by BZEC as a result of this Agreement, except where caused by the fraudulent actions or omissions of DR. FAUPEL.

11.13  Use of Names.  BZEC shall not use DR. FAUPEL's name, or the name of any entity affiliated with DR. FAUPEL, in any advertisement or sales material unless it obtains the prior written consent of such person or entity proposed to be named.

IN WITNESS WHEREOF, DR. FAUPEL has executed this Agreement and BZEC has caused this Agreement to be executed by its duly authorized representative as of the day and year written below.

Date: July 27, 2010	By:	/s/ Mark L. Faupel
MARK L. FAUPEL, PH.D

BIOFIELD CORP.

Date: July 16, 2010	By:	/s/ David Bruce Hong
David Bruce Hong
President

EXHIBIT "A"

AGREEMENT FOR RE-ENGINEERING AND MANUFACTURE OF NEW BDS DEVICE

THIS AGREEMENT is made and entered into as of the date last entered below and upon the payment of $20,000 to GT for previous services provided, which payments must be made to GT by no later than August 15, 2010 ("the Effective Date"), by and between Guided Therapeutics, Inc. ("GT"), a corporation having an address of 5835 Peachtree Corners East, Suite D, Norcross, GA 30092 and Biofield Corp. ("BZEC"), a Delaware corporation, having an office at 175 Strafford Avenue, Wayne, PA 19087.  In addition, prior to commencing work on the subject project, GT shall receive a further payment from BZEC of $250,000 towards the re-engineering and development of that certain BDS technology, which payment must be made to GT no later than January 30, 2011.

WHEREAS, MARK FAUPEL, PhD ("DR. FAUPEL") owns the exclusive rights in and to technology relating to electrical and ionic methods, apparatus, and devices for the in vivo and in vitro screening and diagnosis of disease states, including the technology described in more detail below,

AND WHEREAS, BZEC has entered into an agreement with DR. FAUPEL of even date herewith, to obtain the exclusive rights to utilize the technology described herein and eventual ownership of same,

NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions

As used herein:

1.1 "Licensed Technology" means any technology pertaining to the utilization of electrical, electropotential, or electrical impedance, for the noninvasive screening, detection, or diagnosis of disease states in an organism, including but not limited to:

(a) The patent application which describes the invention of utilizing extremely low frequency electromagnetic fields for the screening and diagnosis of disease states in an organism, and

1.2 "Licensed Method" means any method which is claimed in a patent application.

1.3 "Licensed Product(s)" means any product, including devices and disposable components of the device system, which are claimed in a patent application.

1.4 "Agreement" means this Agreement including all Exhibits attached to this Agreement together with any written amendments of any of the foregoing.

2.  License

2.1  License.  Pursuant to that certain Agreement between BZEC and DR. FAUPEL, DR. FAUPEL has granted to BZEC the exclusive right and license to use and exploit the Licensed Technology to make, have made, use, market, lease, and sell Licensed Products and, if that agreement is fulfilled BZEC will own the IP rights to the Licensed Technology.

2.2  Developmental Information.  Upon execution of this Agreement and the Agreement with DR. FAUPEL, DR. FAUPEL shall provide GT with the Licensed Technology and all information relating to the development of the Licensed Technology, including but not limited to blueprints, working drawings, and data and information relating to manufacture of Licensed Products.

2.3  Ownership of Technology.  Upon the payment by BZEC of all monies agreed to be paid to DR. FAUPEL under the Agreement between DR. FAUPEL and BZEC, the latter will then own the Licensed Technology and all information relating to the development of the Licensed Technology, including but not limited to blueprints, working drawings, and data and information relating to manufacture of Licensed Products.  If the Agreement between DR. FAUPEL and BZEC fails, then exclusive title to the Licensed Technology and all information relating to the development of the Licensed Technology, including but not limited to blueprints, working drawings, and data and information relating to manufacture of Licensed Products shall remain with DR. FAUPEL.

3.  Development and Re-engineering

3.1  GT agrees to use all reasonable efforts to develop the new Biofield BDS Device ("Work"), as follows:

(a)  Plan.  The method and approximate timing of the development and re-engineering of the new Biofield Device is set forth in Exhibit "A," hereto;

(b)  Cost.  Approximately $400,000 to $500,0000 (see Exhibit "A");

(c)  Timing.  Payment of the initial $250,000 must be made to GT no later than January 30, 2011.  Completion of the re-engineering and development phase is expected to occur within six (6) months of payment of the $250,000 to GT and agreement by both BZEC and GT on product specifications, not including CE inspection.

(d)  Interim Payments.  Within sixty (60) of the initial payment and GT's commencement of Work, BZEC will pay $125,000 to GT.  Should GT not receive this payment, GT reserves the right, at its sole discretion, to cease further work until it receives the said payment or the Agreement terminates in accordance with paragraph 7.1, below.

(e)  Final Payment.  Within thirty (30) days before the scheduled CE inspection, BZEC will pay to GT the balance due.  Should GT not receive this payment, GT reserves the right, at its sole discretion, to cease further work until it receives the said payment or the Agreement terminates in accordance with paragraph 7.1, below.

4.  Manufacture of Units

4.1  Number of Units.  GT shall manufacture a minimum of 100 Biofield Prototypes at cost (including parts, labor, warranty and overhead) plus a profit margin of thirty-five (35%) percent.

4.2  Additional work.  Any other work requested of GT by BZEC beyond the scope of the development, re-engineering and manufacturing described in sections 3 and 4.1 above,  will be quoted in advance and then accepted (by Purchase Order) or rejected by BZEC.

5.  Additional Services.

5.1  Any other services requested by BZEC of GT shall be governed by a written request for a quote and purchase order.

6.  Confidentiality

6.1  Agreement Terms.

(a)  During the term or this Agreement and for five (5) years thereafter, GT shall not divulge to any third party any written information provided by BZEC and prominently marked "CONFIDENTIAL" when so provided; provided, however, that GT shall not be obligated to maintain as confidential any information now or hereafter in the public domain through no fault of GT or any information ordered to be divulged by a Court of competent jurisdiction, except that if BZEC shall default on this Agreement, then this paragraph shall be of no effect.

7.  Term and Termination

7.1  Duration.  This Agreement shall commence upon the Effective Date.  This Agreement shall terminate upon the completion by GT of the above-stated tasks.  Should BZEC desire that GT manufacture additional Biofield Devices, either a new contract may be entered by the parties hereto or the parties hereto may amend this agreement.  If BZEC defaults in any payment to GT required by this Agreement and remains in default for ten (10) business days after notice of default from GT, GT may void this Agreement by sending written Notice in accordance with paragraph 9.3.  If this Agreement shall be terminated as immediately aforesaid, GT shall have no obligation to perform any further work for BZEC or to return any monies paid to it by BZEC under this Agreement.  GT will provide BZEC with copies of blueprints, working drawings, and data and information relating to manufacture of Licensed Products which it has created from the Effective Date to the default date.

8.  Cooperation.

8.1  GT agrees to extend reasonable efforts to answer inquiries from any funder of BZEC or its representatives, counsel or consultants regarding the development, re-engineering and/or manufacture of the Biofield Devices in accordance with this Agreement.

8.2  GT agrees to extend reasonable efforts to answer inquiries from any major customer of BZEC or its representatives, counsel or consultant regarding the development, re-engineering and/or manufacture of the Biofield Devices in accordance with this Agreement.

9.  Miscellaneous and General

9.1  Interpretation.  The parties are equally responsible for the preparation of this Agreement, and in any legal proceeding the terms hereof shall not be more strictly construed against one party than the other.

9.2  Resolution of Disputes.  In the event the parties have a dispute or claim of any kind arising under this Agreement that they are unable to resolve through direct communications, such dispute shall be resolved through arbitration pursuant to the rules of the American Arbitration Association; provided, however, that (1) the Federal Rules of Evidence shall apply during any such arbitration, (2) any discovery permitted during such arbitration shall be completed within ninety (90) days of commencement of such arbitration, and (3) such arbitration shall be held in Atlanta, GA if either party asserts a claim against the other.

9.3 Notices.  All notices, statements and reports required or contemplated herein by one party to the other shall be in writing and shall be deemed to have been given upon delivery in person or upon the expiration of seven (7) days after deposit in a lawful mail depository, registered or certified mail postage prepaid, and addressed as follows:

If to BZEC:

Biofield Corp.
Suite One
175 Strafford Avenue
Wayne, PA 19087
ATTN: Mark S. Pearlstein, Esquire
Facsimile: 610-687-7757
E-mail: mspearls@att.net

If to Guided Therapeutics, Inc.:

Guided Therapeutics, Inc.
5835 Peachtree Corners East Suite D
Norcross, GA 30071
ATTN: Mark I. Faupel, Ph.D.
Facsimile: 770-242-8639
Email: mfaupel@guidedinc.com

Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above.  Any notice herein required or permitted to be given may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the party giving such notice obtains acknowledge-ment by telex, facsimile or cable that such notice has been received by the party to he notified.  Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.

9.4  Assignments and Inurement.  Except to the extent otherwise herein provided, neither party shall grant, transfer, convey, sublicense or otherwise assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, except in connection with the reorganization or sale of substantially all of the assets of the party's business or as otherwise explicitly permitted in this Agreement, and any attempt to do so shall be of no effect.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

9.5  Prior Inventory.  BZEC shall pay to GT the sum of $20,000, on or before July 30, 2010, as full payment for any and all GT charges for storage of existing BZEC materials stored at GT.  GT herein agrees that upon receipt of this payment, for itself and for its affiliates, subsidiaries, directors, officers, employees and any representative of any kind, it does release and forever discharge BZEC and its affiliates, subsidiaries, directors, officers, employees and any representative of any kind from any and all claims, demands, damages, costs, expenses, loss of services, actions and causes of action, arising from the storage of the aforesaid BZEC materials at GT.

9.5 (a)  Prior Inventory -- Removal.

BZEC shall be responsible to retrieve, within sixty (60) days of the Effective Date of this Agreement, at its sole cost and expense, all BZEC materials currently at GT, including but not limited to old devices, schematics, brochures, etc.   If BZEC should fail to retrieve the aforesaid materials within the specified time, ownership of these materials shall, without more, revert to GT.

9.6  Entire agreement.  This Agreement constitutes the entire Agreement between GT and BZEC with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

9.7  Headings.  The section and paragraph headings are for convenience and are not a part of this Agreement.

9.8  Severability.  All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of this illegal, invalid or unenforceable provision.  In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and rights granted herein shall terminate.

9.9  Choice of Law.  This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of the State of Georgia, United States of America; provided that all questions concerning the construction or effect of Licensed Patents shall be decided in accordance with the laws of the country in  which the particular patent application concerned has been filed or granted, as the case may be.

9.10  Use of Names.  BZEC shall not use GT's name, or the name of any entity affiliated with GT, in any advertisement or sales material unless it obtains the prior written consent of GT or the entity proposed to be named, which consent will not be unreasonably withheld or delayed.  The only exception to the foregoing is that BZEC may use the name of GT and any entity affiliated with GT (if required) for SEC filings.

IN WITNESS WHEREOF, GT has executed this Agreement and BZEC has caused this Agreement to be executed by its duly authorized representative as of the day and year written below.

GUIDED THERAPEUTICS, INC.

Date: July 27, 2010	By:	/s/ Mark L. Faupel
MARK L. FAUPEL, PH.D.,
CEO and PRESIDENT

GUIDED THERAPEUTICS, INC

Date: July 16, 2010	By:	/s/ David Bruce Hong
David Bruce Hong
PRESIDENT